EXHIBIT 2.3 (C)

                      SECOND AMENDMENT TO MERGER AGREEMENT

      THIS SECOND AMENDMENT TO MERGER AGREEMENT (the "Amendment") is executed effective as of the ____ day of October, 1999, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), COLONIAL PROCESS SERVICE & EQUIPMENT CO., INC., a Delaware corporation ("Colonial Delaware") and successor-by-merger to Colonial Acquisition, Inc., Colonial Process Equipment Co., Inc. and Colonial Service Company, Inc., and MARTIN T. DOONEY, an individual residing in Massachusetts (Invatec, Colonial Delaware and Mr. Dooney are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party"). Except as otherwise specifically indicated herein, all defined terms contained herein shall have the same meanings as contained in that certain Merger Agreement (the "Original Merger Agreement") dated effective July 9, 1998, executed by Invatec, Colonial Acquisition, Inc., Colonial Process Equipment Co., Inc., Colonial Service Company, Inc. and Mr. Dooney, as amended by that certain Amendment to Merger Agreement (the "First Amendment") dated effective January 1, 1998, executed by the Parties (the Original Merger Agreement, as amended by the First Amendment, is hereinafter referred to as the "Merger Agreement").

      WHEREAS, Invatec has provided to Mr. Dooney, on a confidential basis pursuant to the Confidentiality and Nondisclosure Agreement entered into as of October __, 1999, (the "Confidentiality Agreement"), information regarding one or more possibilities for a potential Restructuring (as defined in the Confidentiality Agreement) and, in connection with a Restructuring, Invatec has requested that Mr. Dooney and certain other third parties (collectively, the "Holders"), including certain former owners of companies acquired by Invatec, and certain holders of debt or preferred stock issued by Invatec or its subsidiaries, amend the terms of the obligations owed to such Holders (any agreements entered into with any Holders, if any, being hereinafter referred to collectively as the "Holders' Modification Agreements"), in order to allow Invatec to pursue, discuss and negotiate a Restructuring and induce the stockholders of Invatec to approve or otherwise participate in a Restructuring and any other Restructuring approved by Invatec, and to enter into and consummate any transactions which may arise therefrom or in connection therewith (any such Restructuring and such transactions being hereinafter collectively referred to as the "Transaction");

      WHEREAS, Mr. Dooney has agreed to modify the terms of Invatec's obligations to him under the Merger Agreement on the terms hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Paragraph 5(C) of the Merger Agreement is hereby deleted in its entirety, and substituted therefor is the following:

            "(C) ADJUSTMENT. Notwithstanding the foregoing or any provision hereof to the contrary, if the Current Market Price as of the one year anniversary of the Effective Time (the "Subsequent Measurement Date") is less than Seven and 31/100

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      Dollars ($7.31) (the "Agreed Closing Value of Invatec Stock"), then
      Invatec will pay the Stockholder for each share of Invatec Common Stock issued to him in the Acquisition (after giving effect to any adjustment pursuant to this PARAGRAPH 5) and still owned by the Stockholder as of the Subsequent Measurement Date (a) if such payment is made on or before January 31, 2000, Three and 21/100 Dollars ($3.21), payable in cash, or
      (b) if such payment is made after January 31, 2000, Four and 81/100 Dollars ($4.81), at least one-half of such payment to be made by Invatec issuing to the Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date.

      2. The parties hereby acknowledge and agree that as of the Subsequent Measurement Date, Mr. Dooney owned Eighty-One Thousand Twenty (81,020) shares of Invatec Common Stock issued to him in the Acquisition and that upon execution hereof he will be entitled to (a) Two Hundred Sixty Thousand Seventy Four and 20/100 Dollars ($260,074.20), all of which is to be paid in cash, if such payment is made on or before January 31, 2000, and (b) Three Hundred Eighty-Nine Thousand Seven Hundred Six and 20/100 Dollars ($389,706.20), at least one-half of such payment to be made in Invatec Common Stock as contemplated above, if such payment is made after January 31, 2000.

      3. Each Party hereby agrees not to file any claim or cause of action against any person or entity, whether or not a party to this Agreement, with respect to the Merger Agreement or any of the transactions contemplated therein, prior January 31, 2000 (the "Standstill Expiration Date").

      4. The Parties agree that any limitations periods for bringing a claim or cause of action not already barred at the date of this Amendment but which would expire before the Standstill Expiration Date, are hereby tolled and extended through and including February 15, 2000. This Amendment shall not serve to extend or in any manner affect limitations periods which would not otherwise expire prior to the Standstill Expiration Date, nor shall it serve to revive any claims or actions upon which limitations have expired at the date of this Amendment. Each Party acknowledges and confirms that in no way shall the terms and provisions hereof be, or be construed to be, an admission of any liability of any Party to any other Party, or an acknowledgment of the validity of any claim or potential claim of any other Party.

      5. Effective upon receipt of the payment described in Section 2 hereof, to the maximum extent permitted by applicable law, Mr. Dooney releases and forever discharges Invatec and its officers, directors, shareholders, employees, agents, representatives and affiliates, and their respective heirs, administrators, successors and assigns (individually a "Released Party" and collectively, the "Released Parties"), from any and all debts, liabilities, obligations, claims, demands, actions or causes of action that arise out of or are based upon any misrepresentation, omission, transaction, fact, event or other matter related to, based upon or arising out of the Merger Agreement, as amended hereby, this Amendment, or any of the transactions contemplated herein or therein (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT). Mr. Dooney (i) acknowledges that he fully comprehends and understands all the terms of this release and its legal effects, and (ii) expressly represents and warrants that (a) he is competent to effect the release made herein knowingly and voluntarily and

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without reliance on any statement or representation of any Released Party or any of their agents, employees or representatives, and (b) he has had the opportunity to consult with an attorney of his choice regarding this release and has done so.

      6. Mr. Dooney understands that Invatec is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Dooney has been furnished a copy of Invatec's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1999 (collectively, the "Reports"). Mr. Dooney has (i) for a reasonable amount of time had an opportunity to ask questions and receive answers concerning the Reports, Invatec and its business, the terms and conditions of the Restructuring, this Agreement and the Holders' Modification Agreements, and is satisfied with the results thereof, (ii) been given access, if requested, to all other documents with respect to Invatec or the Restructuring, as well as to such other information as Mr. Dooney has requested, and (iii) relied solely on investigations conducted by Mr. Dooney in making the decision to execute and deliver this Agreement.

      7. All other terms, conditions and covenants contained in the Merger Agreement shall remain in full force and effect except as expressly amended herein. The Parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except as the same are expressly amended hereby.

      8. Although Invatec agrees to pursue the execution and delivery of the Holders' Modification Agreements by the other Holders, this Amendment shall be binding upon, and inure to the benefit of, each of the Parties hereto, and their respective heirs, executors, administrators, successors and assigns, regardless of whether any other Holder executes a Holders' Modification Agreement.

      9. From time to time after the execution hereof, at the request of Invatec or its successors or assigns, each other Party shall execute an deliver such further documents and take such other and further actions as may be reasonably requested by Invatec or its successors or assigns arising out of this Amendment or any of the agreements or transactions contemplated herein.

      10. Each of the undersigned representatives of each Party represents and warrants that his signature constitutes the valid and binding act of such Party, and that he has been duly authorized, empowered and directed to execute and deliver this Amendment.

      11. The Merger Agreement, this Amendment and the Confidentiality Agreement embody the entire agreement and understanding among the Parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the Parties. In addition, the Parties acknowledge and agree that (a) the form, terms and provisions of any Transaction may change, (b) such changes may be material, (c) any Transaction may be abandoned for a different Restructuring, and (d) the obligations of each Party hereunder shall remain in full force and effect with respect to such changed or different Transaction.

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      12. This Amendment may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Amendment.

      IN WITNESS WHEREOF, this Amendment has been executed and delivered to be effective as of the date first set forth above.

                                    INNOVATIVE VALVE
                                    TECHNOLOGIES, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart, President

                                    COLONIAL PROCESS EQUIPMENT
                                    & SERVICE CO., INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart, Senior Vice
                                            President


                                    MARTIN T. DOONEY
                                    MARTIN T. DOONEY

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